Exhibit 4.3

Officers’ Certificate

Pursuant to Sections 102, 201, 301 and 303 of the Indenture

Dated: July 5, 2011

The undersigned, Tyler H. Rose, Executive Vice President, Chief Financial Officer and Secretary, and Michelle Ngo, Vice President and Treasurer, of Kilroy Realty Corporation, a Maryland corporation (“KRC”), the guarantor (the “Guarantor”) of the Securities referred to below and the sole general partner (the “General Partner”) of Kilroy Realty, L.P., a Delaware limited partnership (the “Company”), hereby certify as follows:

The undersigned, having read the appropriate provisions of the Indenture, dated as of March 1, 2011 (the “Base Indenture”), among the Company, the General Partner and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the Supplemental Indenture, dated as of July 5, 2011 (the “Supplemental Indenture”), among the Company, the Guarantor and the Trustee (the Base Indenture, as so amended and supplemented, is called the “Indenture”), including Sections 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate documents and records, and having made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether (a) the conditions set forth in the Indenture relating to the establishment of the title and terms of the Company’s 4.800% Senior Notes due 2018 (the “Securities”), the form of certificate evidencing the Securities and the form and terms of guarantees (the “Guarantees”) of the Guarantor to be endorsed on the certificates evidencing the Securities, have been satisfied, and (b) the conditions in the Indenture relating to the authentication and delivery by the Trustee of the Securities have been satisfied, each hereby certify that:

(i)	the title and terms of the Securities and the terms of the Guarantees to be endorsed on the certificates evidencing the Securities were established by the undersigned pursuant to authority delegated to them by resolutions duly adopted by the Board of Directors of KRC, on its own behalf and, in its capacity as General Partner, on behalf of the Company, on May 24, 2011, and the unanimous written consent of the Pricing Committee of the Board of Directors of KRC, on its own behalf and, in its capacity as General Partner, on behalf of the Company, dated as of June 27, 2011 (collectively, the “Resolutions”) and such terms are set forth in Annex I hereto;

(ii)	the form of certificate evidencing the Securities and the form of Guarantee to be endorsed on the certificates evidencing the Securities were established by the undersigned pursuant to authority delegated to them by the Resolutions and shall be in substantially the form attached as Annex II hereto (it being understood that, in the event that Securities are ever issued in definitive certificated form, the legends appearing on the first page of such form of Securities may be removed);

(iii)	a true, complete and correct copy of the Resolutions, which are in full force and effect in the form adopted on the date hereof, are attached as Annex III hereto and are also attached as an exhibit to the Certificate of the Secretary of the Company of even date herewith;

(iv)	the form, title and terms of the Securities and form and terms of Guarantees endorsed on the certificates evidencing the Securities have been established pursuant to and in accordance with Sections 201 and 301 of the Indenture and comply with the Indenture and, in the opinion of the undersigned, all conditions provided for in the Indenture (including, without limitation, those set forth in Sections 201, 301 and 303 of the Indenture) relating to the establishment of the title and terms of the Securities and the terms of such Guarantees, the form of certificate evidencing the Securities and the form of such Guarantees and the execution, authentication and delivery of the Securities and such Guarantees have been complied with and satisfied; and

(v)	to the best knowledge of the undersigned, no Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the Securities.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

/s/ Tyler H. Rose
Tyler H. Rose Executive Vice President, Chief Financial Officer and Secretary

/s/ Michelle Ngo
Michelle Ngo Vice President and Treasurer

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein have the same definitions as in the Indenture referred to in the Officers’ Certificate of which this Annex I constitutes a part.

(1) The Securities of the series established hereby shall be known and designated as the “4.800% Senior Notes due 2018.”

(2) The aggregate principal amount of the Securities of such series which may be authenticated and delivered under the Indenture is limited to $325,000,000, except for Securities of such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Sections 304, 305, 306 or 1107 of the Indenture. However, such series may be re-opened by the Company for the issuance of additional Securities of such series, from time to time; provided that such additional Securities must be treated as part of the same issue for U.S. federal income tax purposes as the Securities of such series issued on the date (the “Original Issue Date”) of the Officers’ Certificate of which this Annex I constitutes a part and such additional Securities have the same terms, provisions and CUSIP number as the Securities of such series issued on the Original Issue Date (except for any difference in issue price, date from which Interest will begin to accrue, Interest accrued prior to the issue date and first Interest Payment Date (as defined below)), and carry the same right to receive accrued and unpaid Interest, as the Securities of such series theretofore issued; provided, however, that, notwithstanding the foregoing, such series may not be reopened if the Company has effected legal defeasance or covenant defeasance with respect to the Securities of such series pursuant to Section 402 of the Indenture or has effected satisfaction and discharge with respect to the Securities of such series pursuant to Section 401 of the Indenture. All of the Securities of such series, including any additional Securities which may be issued upon a re-opening of such series, shall constitute a single series of debt securities under the Indenture.

(3) The Securities of such series are to be issuable only as Registered Securities without coupons and may, but need not, bear a corporate seal. The Securities of such series shall initially be issued in book-entry form and represented by one or more permanent Global Securities of such series, the initial depositary (the “Depositary”) for the Global Securities of such series shall be The Depository Trust Company and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Global Securities of such series from time to time. Notwithstanding the foregoing, certificated Securities of such series in definitive form may be issued in exchange for Global Securities of such series under the circumstances contemplated by Section 305 of the Indenture. Except as provided in Section 305 of the Indenture, beneficial owners of interests in a Global Security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Security.

(4) The Securities of such series shall be sold by the Company to the several underwriters named in the Underwriting Agreement, dated June 27, 2011, for whom J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, at a price equal to 99.214% of the principal amount thereof and the initial price to public of the Securities of such series shall be 99.839% of the principal amount thereof plus accrued Interest from July 5, 2011 if settlement occurs after that date, and underwriting discounts and commissions shall be 0.625% of the principal amount of such Securities.

(5) The final maturity date of the Securities of such series on which the principal thereof is due and payable shall be July 15, 2018.

(6) The principal of the Securities of such series shall bear Interest at the rate of 4.800% per annum from July 5, 2011 or from the most recent date to which Interest has been paid or duly provided for, payable semiannually in arrears on January 15 and July 15 (each, an “Interest Payment Date”) of each year, commencing January 15, 2012, to the Persons in whose names such Securities (or one or more Predecessor Securities) are registered at the close of business on the January 1 or July 1, respectively, immediately prior to such Interest Payment Dates (each, a “Regular Record Date”) regardless of whether such Regular Record Date is a Business Day. Interest on the Securities of such series will be computed on the basis of a 360-day year of twelve 30-day months. If any principal of, or premium, if any, or Interest on, any of the Securities of such series is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium or Interest, as the case may be, shall bear interest until paid or until such payment is duly provided for at the rate of 4.800% per annum.

(7) Each of the Borough of Manhattan, The City of New York and The City of Los Angeles, California is hereby designated as a Place of Payment for the Securities of such series. The place where the principal of and premium, if any, and Interest (including the Redemption Price upon redemption pursuant to Article Eleven of the Indenture) on the Securities of such series shall be payable, where Securities of such series may be surrendered for the registration of transfer or exchange, and where notices or demands to or upon the Company or the Guarantor in respect of the Securities of such series and the Indenture may be served shall be the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York and in The City of Los Angeles, California, which (i) with respect to the Borough of Manhattan, The City of New York, shall initially be the office of the Trustee in the Borough of Manhattan, The City of New York, which on the date hereof is located at U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005; and (ii) with respect to The City of Los Angeles, California, shall initially be the office of the Trustee in The City of Los Angeles, California, which on the date hereof is located at U.S. Bank National Association, 633 West Fifth Street, 24th Floor, Los Angeles, California 90071.

(8) The following redemption provisions and definitions are hereby added to the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series and are hereby incorporated by reference in and made part of the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series as if set forth in full therein.

The Securities of such series are redeemable at the option of the Company, at any time or from time to time prior to May 15, 2018, either in whole or in part, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Securities of such series to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and

Interest on the Securities of such series to be redeemed (exclusive of Interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus in each case accrued and unpaid Interest on the principal amount of the Securities of such series being redeemed to such Redemption Date.

On and after May 15, 2018, the Securities of such series are redeemable at the option of the Company, at any time or from time to time, either in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Securities of such series to be redeemed, plus accrued and unpaid Interest on the principal amount of the Securities of such series being redeemed to the applicable Redemption Date.

Notwithstanding the foregoing, installments of Interest that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date with respect to the Securities of such series will be payable to the Holders of the Securities of such series (or one or more Predecessor Securities), registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of this Indenture.

If less than all of the Securities of such series are to be redeemed, the particular Securities of such series to be redeemed shall be selected in the manner provided in Section 1003 of the Indenture in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof; provided that, in the case of any Security of such series redeemed in part, the unredeemed portion thereof shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Notwithstanding the foregoing, the Company shall not redeem the Securities of such series on any date if the principal amount of the Securities of such series has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date as provided in the Indenture.

The redemption of the Securities of such series shall otherwise be made as provided in the Indenture, including Article Eleven thereof.

Certain Definitions

“Treasury Rate” means, with respect to any Redemption Date for the Securities of such series, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated by the Company using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” below, the term “Business Day” means any day, other than a Saturday, Sunday or other day that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Comparable Treasury Issue” means, with respect to any Redemption Date for the Securities of such series, the United States Treasury security selected by the Independent

Investment Banker as having a maturity comparable to the remaining term of the Securities of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities of such series.

“Independent Investment Banker” means, with respect to any Redemption Date for the Securities of such series, J.P. Morgan Securities LLC and its successors, Barclays Capital Inc. and its successors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors, or Wells Fargo Securities, LLC and its successors (whichever shall be appointed by the Company in respect of such Redemption Date) or, if all such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Securities of such series, (i) if four Reference Treasury Dealer Quotations are obtained, the average (as calculated by the Company) of the remaining Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest such Reference Treasury Dealer Quotations from the four obtained, (ii) if fewer than four but more than one such Reference Treasury Dealer Quotations are obtained, the average (as calculated by the Company) of all such quotations, or (iii) if only one such Reference Treasury Dealer Quotation is obtained, such Reference Treasury Dealer Quotation.

“Reference Treasury Dealers” means J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any such firm (or, if applicable, any such affiliate) or any such successor, as the case may be, shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date with respect to the Securities of such series, the average (as calculated by the Company) of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York time, on the third Business Day preceding such Redemption Date.

(9) The Securities of such series shall not be repayable or redeemable at the option of the Holders prior to the final maturity date of the principal thereof (except as provided in Article Five of the Indenture) and shall not be subject to a sinking fund or analogous provision.

(10) The Securities of such series shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(11) The Trustee shall be the initial trustee, Security Registrar, transfer agent and Paying Agent for the Securities of such series.

(12) The entire outstanding principal amount of the Securities of such series shall be payable upon acceleration of the maturity of the Securities of such series pursuant to Section 501 of the Indenture.

(13) Payment of the principal of, and premium, if any, and Interest on (including the Redemption Price upon redemption pursuant to Article Eleven of the Indenture) the Securities of such series shall be made in Dollars and the Securities of such series shall be denominated in Dollars.

(14) Other than amounts payable upon redemption of the Securities of such series at the option of the Company prior to May 15, 2018 in accordance with Section (8) above, the amount of payments of principal of and premium, if any, and Interest on the Securities of such series shall not be determined with reference to an index, formula or other similar method.

(15) Neither the Company nor the Holders of the Securities of such series shall have any right to elect the currency in which payments of the principal of and premium, if any, and Interest on (including the Redemption Price upon redemption pursuant to Article Eleven of the Indenture) the Securities of the series are made.

(16) In addition to the covenants set forth in the Indenture, the following covenants set forth below under the caption “Additional Covenants” (the “Additional Covenants”) shall be and hereby are added to the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series, and the Additional Covenants, together with the defined terms (the “Additional Definitions”) set forth in Section (25) below under the caption “Additional Definitions” are hereby incorporated by reference in and made part of the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series as if set forth in full therein; provided that the Additional Covenants and the Additional Definitions set forth below shall only be applicable with respect to the Securities of such series and the Additional Definitions and the Additional Covenants set forth below shall only be effective for so long as any of the Securities of such series is Outstanding:

Additional Covenants

(a) Aggregate Debt Test.

(i) The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with United States generally accepted accounting principles) is greater than 60% of the sum of the following (without duplication):

(A) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

(B) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(ii) For purposes of this covenant, Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(b) Debt Service Test.

(i) The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with United States generally accepted accounting principles), and calculated on the following assumptions:

(A) such Debt and any other Debt (including without limitation Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(C) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(ii) If the Debt giving rise to the need to make the calculation described in this covenant or any other Debt incurred after the first day of the relevant four-

quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of this covenant, Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(c) Secured Debt Test.

(i) The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) secured by any Lien on any property or assets of the Company or any of its Subsidiaries, whether owned on the Original Issue Date or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with United States generally accepted accounting principles) of all outstanding Debt of the Company and its Subsidiaries which is secured by a Lien on any property or assets of the Company or any of its Subsidiaries is greater than 40% of the sum of (without duplication):

(A) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

(B) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(ii) For purposes of this covenant, Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(d) Maintenance of Total Unencumbered Assets. The Company will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with United States generally accepted accounting principles.

(17) Section 402 of the Indenture shall apply to the Securities of such series, provided that (i) the Company may effect legal defeasance and covenant defeasance pursuant to Section 402 only with respect to all (and not less than all) of the Outstanding Securities of such series and (ii) in addition to the covenants specifically referred to by section number in Section 402(3) of the Indenture, the Additional Covenants shall also be subject to covenant defeasance pursuant to Section 402(3) of the Indenture; provided that, anything herein to the contrary notwithstanding, the only portions of Section 1004 of the Indenture that shall be subject to covenant defeasance are the portions expressly identified in Section 402(3) of the Indenture as being subject to covenant defeasance.

(18) The Company shall not be required to pay Additional Amounts with respect to the Securities of such series as contemplated by Section 1009 of the Indenture.

(19) The Securities of such series shall not be convertible or exchangeable into the General Partner’s Common Stock or Preferred Stock.

(20) The obligations of the Company under the Securities of such series and the Indenture shall be guaranteed by the Guarantor as provided in Article Sixteen of the Indenture and Guarantees endorsed on the certificates evidencing such Securities.

(21) The Securities of such series will be senior unsecured obligations of the Company and the Guarantees of the Securities of such series set forth in Article Sixteen of the Indenture and endorsed on the certificates evidencing such Securities will be senior unsecured obligations of the Guarantor.

(22) The provisions of Section 1010 of the Indenture shall be applicable with respect to any term, provision or condition set forth in the Additional Covenants, in addition to any term, provision and condition set forth in Sections 1004 to 1007, inclusive, of the Indenture.

(23) The Securities of such series and the Guarantees endorsed on certificates evidencing the Securities of such series shall have such other terms and provisions as are set forth in the form of certificate evidencing the Securities of such series and form of related Guarantee endorsed thereon attached as Annex II to the Officers’ Certificate of which this Annex I is a part, all of which terms and provisions are incorporated by reference in and made a part of this Annex I and the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series as if set forth in full herein and therein.

(24) As used in the Indenture with respect to the Securities of such series, in the certificates evidencing the Securities of such series and the Guarantees endorsed on the certificates evidencing the Securities of such series, all references to “premium” on the Securities of such series shall mean any amounts (other than accrued Interest) payable upon the redemption of any Securities of such series in excess of 100% of the principal amount of such Securities.

(25) In addition to the definitions set forth in Article One of the Indenture, the terms of the Securities of such series shall include the additional definitions set forth below under the caption “Additional Definitions” and, in the event of a conflict between such additional definitions and the Indenture, such additional definitions will apply:

Additional Definitions

“Acquired Debt” means Debt of a Person:

(a) existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company; or

(b) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with United States generally accepted accounting principles, including, without duplication:

(a) all amortization of debt discount and premium;

(b) all accrued interest;

(c) all capitalized interest; and

(d) the interest component of capitalized lease obligations.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Company and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(a) interest expense on Debt;

(b) provision for taxes based on income;

(c) amortization of debt discount, premium and deferred financing costs;

(d) provisions for gains and losses on sales or other dispositions of properties and other investments;

(e) property depreciation and amortization;

(f) the effect of any non-cash items; and

(g) amortization of deferred charges,

all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period, excluding, without duplication:

(a) extraordinary items; and

(b) the portion of net income (but not losses) of the Company and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries,

all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Debt” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

(a) borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(b) indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such Person or, in the case of the Company or a Subsidiary of the Company, by the General Partner’s Board of Directors) of the property subject to such Lien;

(c) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(d) any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a capitalized lease in accordance with United States generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof).

“Total Assets” means the sum of, without duplication:

(a) Undepreciated Real Estate Assets; and

(b) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries,

all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Total Unencumbered Assets” means the sum of, without duplication:

(a) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt; and

(b) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries not subject to a Lien securing Debt,

all determined on a consolidated basis in accordance with United States generally accepted accounting principles; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the Additional Covenant entitled “Maintenance of Total Unencumbered Assets” as set forth in Section 16(d) of this Annex I, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

ANNEX II

Form of 4.800% Note due 2018

and Form of Guarantee Endorsed Thereon

[Include only for Global Securities- UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITARY,” WHICH TERM INCLUDES ANY SUCCESSOR DEPOSITARY FOR THIS SECURITY) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREIN IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CUSIP: 49427RAH5

ISIN: US49427RAH57

KILROY REALTY, L.P

4.800% SENIOR NOTES DUE 2018

Kilroy Realty, L.P., a Delaware limited partnership (herein called the “Company,” which term includes any successor under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to                     , or its registered assigns, the principal sum of [            ] DOLLARS ($[        ]) on July 15, 2018 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay Interest, semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2012, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 4.800%, from the January 15 or July 15, as the case may be, next preceding the date of this Note (as defined on the reverse hereof) to which Interest has been paid or duly provided for, unless no Interest has been paid or duly provided for on the Notes, in which case from July 5, 2011, until payment of said principal sum has been made or duly provided for. Except as otherwise provided in or permitted pursuant to Section 307 of the Indenture (as defined on the reverse hereof), the principal of and premium, if any, and Interest on the Notes shall be paid at the office or agency designated by the Company for such purpose.

The Company promises to pay Interest on overdue principal and (to the extent that payment of such Interest is permitted by applicable law) overdue premium, if any, and Interest at the rate of 4.800% per annum.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized Authenticating Agent under the Indenture.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated:	KILROY REALTY, L.P.

	By:	Kilroy Realty Corporation, as its sole general partner

By:
Name:
Title:

By:
Name:
Title:

[Seal]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:	U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

KILROY REALTY, L.P.

4.800% SENIOR NOTES DUE 2018

This Note is one of a duly authorized issue of Securities of the Company, designated as its 4.800% Senior Notes due 2018 (herein called the “Notes”), issued under and pursuant to an Indenture, dated as of March 1, 2011 (the “Base Indenture”), among the Company, Kilroy Realty Corporation, a Maryland corporation (the “Guarantor”), and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor thereto under the Indenture), as supplemented by the Supplemental Indenture, dated as of, July 5, 2011 (the “First Supplemental Indenture”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture and as the same may be further amended and supplemented from time to time, is hereinafter called the “Indenture”), among the Company, the Guarantor and the Trustee and the Officers’ Certificate of the Company and the Guarantor dated July 5, 2011, delivered pursuant to Sections 102, 201, 301 and 303 of the Indenture (the “Officers’ Certificate”), to which reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantor and the Holders of the Notes. Terms (whether or not capitalized) that are defined in the Indenture and used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default with respect to the Notes occurs and is continuing, then the principal of and accrued and unpaid Interest (including the Redemption Price upon redemption pursuant to Article Eleven of the Indenture and the Officers’ Certificate) on all of the Notes may be declared or, in the case of certain Events of Default, shall automatically become immediately due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting the Company, the Guarantor and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Indenture. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes then Outstanding, on behalf of the Holders of all of the Notes, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults or Events of Default with respect to the Notes and their consequences.

No reference herein to the Indenture and no provision of this Note, the Guarantee endorsed on this Note or the Indenture shall alter or impair, as among the Company and the Holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and Interest on this Note at the place, at the respective times, at the rate, in the respective amounts and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, the Notes may be surrendered for registration of transfer or for exchange for a like aggregate principal amount of Notes of authorized denominations as requested by the Holders surrendering the same. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith, subject to exceptions set forth in the Indenture.

The Company shall have the right to redeem the Notes, in whole at any time and from time to time in part, at the Redemption Price and on the terms and conditions set forth in the Indenture and the Officers’ Certificate.

The Notes are not subject to redemption through the operation of any sinking fund.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, employee, officer or director, as such, of the Company, the General Partner, the Guarantor or of any successor, either directly or through the Company, the General Partner and the Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders and as part of the consideration for the issue of the Notes.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN–COM	as tenants in common

TEN–ENT	as tenant by the entireties

UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Cust	Custodian

JT–TEN	as joint tenants with right of survivorship and not under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

GUARANTEE

Kilroy Realty Corporation, a Maryland Corporation (hereinafter referred to as the “Guarantor,” which term includes any successor under the Indenture, referred to below), hereby irrevocably and unconditionally guarantees on a senior basis on the terms set forth in the Indenture, the Guarantee Obligations, which include (i) the due and punctual payment of the principal of and premium, if any, and Interest (including the Redemption Price upon redemption pursuant to Article Eleven of the Indenture) on the 4.800% Senior Notes due 2018 (the “Notes”) of Kilroy Realty, L.P., a Delaware limited partnership (the “Company,” which term includes any successor thereto under the Indenture), whether at the Stated Maturity of the Notes, upon acceleration, upon redemption or otherwise, the due and punctual payment of Interest on any overdue principal and (to the extent permitted by law) any overdue premium, if any, and Interest on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article Sixteen of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Stated Maturity of the Notes, by acceleration, call for redemption or otherwise.

This Guarantee has been issued under and pursuant to an Indenture, dated as of March 1, 2011 (the “Base Indenture”), among the Company, the Guarantor and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor thereto under the Indenture), as supplemented by the Supplemental Indenture, dated as of July 5, 2011 (the “First Supplemental Indenture”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture and as the same may be further amended and supplemented from time to time, is hereinafter called the “Indenture”), among the Company, the Guarantor and the Trustee and the Officers’ Certificate of the Company and the Guarantor dated July 5, 2011, delivered pursuant to Sections 102, 201, 301 and 303 of the Base Indenture (the “Officers’ Certificate”). Terms (whether or not capitalized) that are defined in the Indenture and used but not otherwise defined in this Guarantee shall have the respective meanings ascribed thereto in the Indenture.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Sixteen of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, employee, officer or director, as such, of the Company, the General Partner, or the Guarantor or of any successor, either directly or through the Company, the General Partner or the Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders and as part of the consideration for the issue of the Notes.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors until full and final payment of all of the Company’s obligations under the Notes and Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is endorsed shall have been executed by the Trustee or a duly authorized Authenticating Agent under the Indenture by the manual signature of one of its authorized officers.

The obligations of the Guarantor under this Guarantee shall be limited as provided in Article Sixteen of the Indenture to the extent necessary to ensure that it does not constitute a fraudulent conveyance or transfer.

THE TERMS OF ARTICLE SIXTEEN OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

The Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

(Signature Page Follows)

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated:	KILROY REALTY CORPORATION, as Guarantor

By:
Name:
Title:

By:
Name:
Title:

[Seal]

ASSIGNMENT

For value received                      hereby sell(s) ) and transfer(s) unto                      (Please insert social security or other Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                      attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ANNEX III

Resolutions